EXHIBIT 5.1

                                December 9, 1996



Fremont General Corporation
2020 Santa Monica Boulevard, 6th Floor
Santa Monica, CA  90404

         Re:  Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

         I have examined the Registration Statement on Form S-8/S-3 to be filed by Fremont General Corporation (the "Company") with the Securities and Exchange Commission on or about December 9, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,068,210 shares of the Company's Common Stock issued under the 1995 Restricted Stock Award Plan (the "Plan"). As the Company's legal counsel, I have examined the proceedings taken by the Company in connection with the sale and issuance of such Common Stock under the Plan.

         It is my opinion that the 2,068,210 shares of Common Stock are legally and validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

                                     Very truly yours,


                                /s/  ALAN W. FAIGIN
                                     -----------------
                                     Alan W. Faigin